EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent in the Registration Statement (Form S-8) pertaining to the Sun Healthcare Group, Inc. 2004 Equity Incentive Plan and Sun Healthcare Group, Inc. Amended and Restated 2002 Non-Employee Director Equity Incentive Plan and to the incorporation by reference therein of our report dated March 1, 2004, with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 17, 2004